UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): August 2, 2010

QINGDAO FOOTWEAR, INC.
(Formerly Datone, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	000-53075	16-1591157
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

269 First Huashan Road
Jimo City, Qingdao, Shandong, PRC
 (Address of principal executive offices)

Registrant’s telephone number, including area code: 86-532-86595999

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02 NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW.

First Non-Reliance Determination
On August 2, 2010, the Board of Directors of the Registrant concluded that the unaudited consolidated financial statements included in the Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2010, originally filed with the Securities and Exchange Commission on May 10, 2010 (the “Original Filing”), should no longer be relied upon due to an understatement of the Registrant’s general and administrative expenses. Specifically, the Registrant determined that its general and administrative expenses were understated by $442,611 for the three month period ended March 31, 2010 due to the fact that compensation expense related to shares transferred by a shareholder to certain service providers upon the closing of the Registrant’s reverse merger on February 12, 2010 were not recorded in the Original Filing.

Management and the Registrant’s Board of Directors discussed this matter with the Registrant’s independent registered public accounting firm.

On August 3, 2010, the Registrant filed an amended Quarterly Report on Form 10-Q for the three months ended March 31, 2010 to correct the error described above.

Second Non-Reliance Determination
On October 12, 2010, the Board of Directors of the Registrant concluded that the Registrant failed to recognize significant tax liabilities (including value added tax and income taxes), which liabilities are expected to have a material impact on the Company's balance sheets, statements of cash flows and statement of shareholders' equity.

As a result, the Company's previously filed financial statements cannot be relied upon for the years ended December 31, 2008 and 2009 and the periods ended March 31 and June 30, 2010. Specifically, the Registrant determined that its taxes payable were understated by $11,369,569 due to the fact that the Company may have liability for VAT and income taxes from prior years.

Management and the Registrant’s Board of Directors discussed this matter with the Registrant’s independent registered public accounting firm.

The Registrant filed is currently working with the Registrant’s independent registered public accounting firm to amend the filings to correct the error described above.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QINGDAO FOOTWEAR, INC. By: /s/ Tao Wang Tao Wang Chief Executive Officer

Dated:  October 14, 2010